Exhibit 99.1

LMI Aerospace, Inc. Announces Appointments to Board of Directors

Gerald Daniels and Gregory Summe Appointed at July 21 Board Meeting

ST. LOUIS, July 22, 2014 (GLOBE NEWSWIRE) -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced that its board of directors appointed Gerald E. Daniels and Gregory L. Summe to the board.

"We welcome Jerry and Greg to the LMI Board," said John Eulich, Lead Director of LMI Aerospace. "Both bring extensive operating and financial experience and their insights will be instrumental in helping LMI grow. We are looking forward to working together with them."

Daniels, 69, is a retired aerospace/defense industry executive. He served as chief executive of the Boeing Military Aircraft and Missile Systems Company and as chief executive and vice chairman of Engineered Support Systems, Inc., both headquartered in St. Louis, Missouri. A Navy veteran, Daniels served more than 12 years in the U.S. Navy Nuclear Submarine Force prior to beginning his career in the defense industry with McDonnell Douglas Corporation. He currently serves on multiple civic/charitable boards primarily in the St. Louis region.

Summe, 57, is the Founder and Managing Partner of Glen Capital Partners LLC., an investment manager specializing in companies undergoing significant operational, strategic or capital structure change. Prior to founding Glen Capital Partners, he was Managing Director and Vice Chairman of Global Buyout at the Carlyle Group and before that Chief Executive Officer and Chairman of the Board at PerkinElmer. He currently serves as Chairman of the Board of Freescale Semiconductor, Inc. (FSL) and as a Director of Automatic Data Processing Inc. (ADP) and the State Street Corporation (STT).

"I'm delighted to have Jerry and Greg bring their expertise to our board," said Daniel G. Korte, President and Chief Executive Officer of LMI. "Both offer unparalleled expertise in aerospace and global business complemented by extensive financial and leadership experience."

The two new directors were appointed on July 21, 2014, to fill existing vacancies on the board.

About LMI:

LMI Aerospace, Inc. ("LMI") is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

CONTACT:	Renee Skonier

Executive Legal Director

636.916.2457